Exhibit (d)(16)

INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISERY AGREEMENT, effective                         , 2008, by and between Calvert Asset Management Company, Inc., a Delaware corporation registered as an investment Adviser under the Investment Advisors Act of 1940 (the “Sub-adviser”), and Atlanta Capital Management Company, L.L.C., a Georgia corporation (the “Second Sub-adviser”).

WHEREAS, the Sub-adviser has been retained by Thrivent Financials for Lutherans (“Adviser”) to provide the investment advisory services to the Thrivent Partner Socially Responsible Stock Portfolio (“Portfolio”) of the Thrivent Series Fund, Inc. (“Fund”), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Sub-adviser desires to retain the Second Sub-adviser to furnish it with certain investment advisory services in connection with the Sub-adviser’s investment advisory activities on behalf of the Portfolio.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is hereby agreed as follows:

1. Services to be Rendered by the Second Sub-adviser to the Sub-adviser and the Fund.

(a) Investment Program. Subject to the control of the Fund’s Board of Directors and the Sub-adviser, the Second Sub-adviser at its expense continuously will furnish to the Portfolio an investment program for such portion, if any, of Portfolio assets designated by the Sub-adviser from time to time. With respect to such assets, the Second Sub-adviser will make investment decisions, subject to Section 1(g) of this Agreement, and will place all orders for the purchase and sale of portfolio securities. The Second Sub-adviser is deemed to be an independent contractor and, except as expressly provided or authorized by this Agreement, has no authority to act for or represent the Fund, Adviser or the Sub-adviser in any way or otherwise be deemed an agent of the Fund, Adviser or the Sub-adviser. In the performance of its duties, the Second Sub-adviser will act in the best interests of the Portfolio and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund’s Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) the stated investment objective, policies and restrictions of the Fund, and (v) such other guidelines as the Board of Directors, Adviser or Sub-adviser may establish. The Second Sub-adviser is responsible for providing the Sub-adviser with current copies of the materials specified in Subsections (a)(iii), (iv) and (v) of this Section 1.

(b) Availability of Personnel. The Second Sub-adviser at its expense will make available to the Directors and Sub-adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Directors, the Sub-adviser and the Second Sub-Adviser, by telephone, in order to review the Portfolio’s investment policies and to consult with the Directors, Adviser and Sub-adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters relevant to the Second Sub-adviser’s duties hereunder, and will provide periodic reports to the Sub-adviser relating to the investment strategies it employs.

(c) Expenses, Salaries and Facilities. The Second Sub-adviser will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions and all taxes, including any interest and penalties with respect thereto) including, but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

(d) Compliance Reports. The Second Sub-adviser at its expense will provide the Sub-adviser with such compliance reports relating to its duties under this Agreement as may be agreed on by such parties from time to time.

(e) Valuation. The Second Sub-adviser will assist the Sub-adviser, the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund for which the Sub-adviser has responsibility on a daily basis (unless otherwise agreed on by the parties hereto) and at such other times as the Sub-adviser shall reasonably request.

(f) Executing Portfolio Transactions.

(i) Brokerage. In selecting brokers and dealers to execute purchases and sales of investments for the Portfolio, the Second Sub-adviser will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Second Sub-adviser agrees to provide the Sub-adviser and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Portfolio. Subject to review by the Directors of appropriate policies and procedures, the Second Sub-adviser may cause the Portfolio to pay a broker a commission for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction. If the first broker provided brokerage and/or research services, including statistical data, to the Second Sub-adviser, the Second Sub-adviser shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

(ii) Aggregate Transactions. In executing portfolio transactions for the Portfolio, the Second Sub-adviser may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Second Sub-adviser chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and its other clients involved in the transaction.

(iii) Directed Brokerage. The Sub-adviser may direct the Second Sub-adviser to use a particular broker or dealer for one or more trades if, in the sole opinion of the Sub-adviser, it is in the best interest of the Portfolio to do so.

(iv) Brokerage Accounts. The Sub-adviser authorizes and empowers the Second Sub-adviser to direct the Fund’s custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Portfolio and to execute for the Portfolio as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Second Sub-adviser shall select as provided above. The Second Sub-adviser may, using such of the securities and other property in the Portfolio as the Second Sub-adviser deems necessary or desirable, direct the Fund’s custodian to deposit for the Portfolio original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-adviser deems desirable or appropriate.

(g) Social Screening. The Sub-adviser is responsible for screening those investments of the Portfolio subject to social screening (“Securities”) to determine that the Securities meet the Portfolio’s social investment criteria, as may be amended from time to time by the Directors and for notifying the Second Sub-adviser of its determination. The Second Sub-adviser will buy only those Securities permitted by the Fund’s investment program which the Sub-adviser determines pass the Fund’s social screens and of which the Sub-adviser has notified the Second Sub-adviser. In the event that the Sub-adviser notifies the Second Sub-adviser that a security already in the Portfolio no longer passes the Portfolio’s social criteria, the Sub-adviser shall instruct the Second Sub-adviser whether the Second Sub-adviser should dispose of the security immediately or at such time as the Second Sub-adviser believes would be least detrimental to the Portfolio. To the extent instructed by the Sub-adviser, the Second Sub-adviser shall have no liability for the disposition of any securities under this paragraph. With respect to this paragraph, the form of notification shall be mutually agreed upon by the parties. Notwithstanding the above, the Second Sub-adviser shall be responsible for any losses to the Portfolio resulting form the purchase of a Security that has been determined prior to purchase, not to meet the Portfolio’s social investment criteria and its subsequent sale.

(h) Voting Proxies. The Second Sub-adviser shall not be responsible for voting the Portfolios’ proxies.

(i) Furnishing Information for the Portfolio’s Proxies and Other Required Mailings. The Second Sub-adviser agrees to provide the Sub-adviser in a timely manner with all information necessary, including information concerning the Second Sub-adviser’s controlling persons, for preparation of the Portfolio’s proxy statements or other required mailings, as may be needed from time to time.

2. Books, Records and Procedures.

(a) In connection with the purchase and sale of the Portfolio’s portfolio securities, the Second Sub-adviser shall arrange for the transmission to the Fund’s custodian, and/or the Sub-adviser on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Adviser or Sub-Adviser to perform its accounting and administrative responsibilities with respect to the management of the Fund.

(b) Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisers Act of 1940, and any other applicable laws, rules or regulations regarding recordkeeping, the Second Sub-adviser agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund, Sub-adviser or Adviser any such records upon a request from the Fund, Sub-adviser or Adviser; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) or any other applicable rule insofar as such records relate to the investment affairs of the Fund for which the Second Sub-adviser has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

(c) The Second Sub-adviser represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Portfolio.

(d) The Second Sub-adviser periodically shall supply to the Sub-adviser for the transmission to the Fund’s Board of Directors its policies on “soft dollars,” trade allocations and brokerage allocation. The Second Sub-adviser shall maintain appropriate fidelity bond and errors and omission insurance policies.

3. Exclusivity. Each party and its affiliates may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses.

4. Compensation. The Sub-adviser will pay to the Second Sub-adviser as compensation for the Second Sub-adviser’s services rendered pursuant to this Agreement an annual fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Sub-Adviser (and not by the Adviser or the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Second Sub-adviser shall serve for less than the whole of a month, the compensation as specified shall be prorated based on the portion of the month for which services were provided. The Schedules may be amended from time to time, in writing agreed to by the Sub-adviser and the Second Sub-adviser, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation and Bylaws of the Fund.

5. Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment (as defined under the 1940 Act) or if the Investment Sub-Advisory Agreement between the Adviser and the Sub-adviser relating to the Portfolio shall terminate for any reason. This Agreement constitutes the entire agreement between the parties, and may not be amended except in a writing signed by both parties. This Agreement shall not be materially amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Portfolio, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, the Sub-adviser or the Second Sub-Adviser.

6. Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Portfolio now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors of the Fund who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Portfolio’s outstanding voting securities or as otherwise provided by law, or pursuant to an exemptive order governing such vote. This Agreement shall remain in full force and effect with respect to the Portfolio continuously thereafter (unless terminated automatically as set forth in Section 5.) except as follows:

(a) The Fund may at any time terminate this Agreement without penalty by providing not less than 60 days written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Sub-adviser. Such termination can be authorized by the affirmative vote of a majority of the (i) Directors of the Fund or (ii) outstanding voting securities of the Portfolio.

(b) This Agreement will terminate automatically with respect to the Portfolio unless within two years of the effective date of the Portfolio, and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Directors of the Fund or the shareholders of the Portfolio by the affirmative vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of the Directors of the Fund who are not interested persons of the Fund, Adviser, Sub-adviser or Second Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Portfolio for their approval and such shareholders fail to approve such continuance as provided herein, the Second Sub-adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c) The Sub-adviser may at any time terminate this Agreement by not less than 60 days written notice delivered or mailed by registered mail, postage prepaid, to the Second Sub-adviser, and the Second Sub-adviser may at any time terminate this Agreement by not less than 90 days written notice delivered or mailed by registered mail, postage prepaid, to the Sub-adviser, unless otherwise mutually agreed in writing.

Upon termination of this Agreement with respect to any Fund:

(i)	the duties of the Sub-Adviser delegated to the Second Sub-adviser under this Agreement with respect to the Portfolio automatically shall revert to the Sub-Adviser, and

(ii)	both parties agree to use reasonable efforts to jointly issue public statements, other than those public statements required by law, regarding the termination.

7. Notification to the Sub-Adviser. The Second Sub-adviser promptly shall notify the Sub-adviser in writing of the occurrence of any of the following events:

(a) the Second Sub-adviser shall fail to register as an investment adviser under the Investment Advisers Act of 1940, as amended;

(b) the Second Sub-adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund;

(c) a material violation of the Second Sub-adviser’s Code of Ethics is discovered and, again, when action has been taken to rectify such violations; or

(d) any other event, including but not limited to, a change in executive personnel or the addition or loss of major clients of the Second Sub-adviser that might affect the ability of the Second Sub-adviser to provide the Services provided for under this Agreement.

8. Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding Shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9. Indemnification. The Second Sub-adviser shall indemnify and hold harmless the Sub-adviser, the Fund and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Second Sub-adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

The Second Sub-adviser shall indemnify and hold harmless the Adviser, Sub-Adviser, the Fund and their respective directors, officers and shareholders from all claims, losses, expenses, obligations and liabilities (including reasonable attorneys’ fees) which arise solely on account of the Second Sub-advisers’ action(s) under this Agreement and which are not otherwise typically borne by the Fund. These expenses shall include but are not exclusive of, the cost of notice to shareholders of any meeting or vote necessary to approve the Sub-advisory Agreement and the cost of reprinting shareholder communications describing the new Sub-advisory Agreement.

The Sub-adviser shall indemnify and hold harmless the Second Sub-adviser, their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Sub-adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

This Section 9 shall survive the termination of the Agreement.

10. Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the state of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11. Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, or at such other address or to such person as a party may from time to time specify.

Second Sub-adviser agrees that for a period of two (2) years from the date of termination of this Agreement, it shall not directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage any employee of the Sub-adviser or any affiliates thereof without the prior written permission of the Sub-adviser.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Each party represents and warrants that it has all requisite authority to enter into and carry out its responsibilities under this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first written above.

Witness:	Calvert Asset Management Company, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

By:	By:

Witness:	Atlanta Capital Management Company, L.L.C.
Two Midtown Plaza, Suite 1600
1349 West Peachtree Street
Atlanta, GA 30309

By:	By:

Fee Schedule to the Investment Sub-advisory Agreement

between Calvert Asset Management Company, Inc.

and Atlanta Capital Management Company, L.L.C.

As compensation pursuant to Section 4 of the Investment Sub-advisory Agreement between Calvert Asset Management Company, Inc. (the “Sub-adviser”) and Atlanta Capital Management Company, L.L.C. (the “Second Sub-adviser”) for the providing of investment sub-advisory services to the Portfolio, the Sub-adviser shall pay the Second Sub-adviser an annual fee computed daily and payable monthly, at an annual rate equal to 30 basis points of the average daily net assets of the Portfolio.